Exhibit 99.1

January 22, 2026

Analyst: Eric Wasserstrom, 614-480-5676, huntington.investor.relations@huntington.com
Media:     Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bancshares Incorporated Declares Quarterly Cash Dividends
On Its Common and Preferred Stocks

Columbus, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable April 1, 2026, to shareholders of record on March 18, 2026.

In addition, the Board declared quarterly cash dividends on six series of its preferred stock:

•A quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $16.58450000 per share (equivalent to $0.414612500 per depositary receipt share).
•A quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share).
•A quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share).
•A quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share).
•A quarterly cash dividend on its 6.875% Series J Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANL) of $17.19 per share (equivalent to $0.42975 per depositary share).
•A quarterly cash dividend on its 6.25% Series K Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150BG8) of $1,562.50 per share (equivalent to $15.625 per depositary share).

All six preferred stock cash dividends are payable April 15, 2026, to their respective shareholders of record on April 1, 2026.

About Huntington
Huntington Bancshares Incorporated is a $225 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 14 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.